Exhibit J

TRANSFER AGREEMENT

REGARDING THE TRUST AGREEMENTS

WITH BÖHRET SEHMSDORF GMBH

by and between

(1)	Prof. Dr. Melvyn Little, Immenseeweg 17, 25826 St. Peter-Ording, Germany

(2)	Deutsches Krebsforschungszentrum, Im Neuenheimer Feld 280, 69120 Heidelberg, Germany

- hereinafter referred to as “DKFZ” -

(3)	AGUTH Holding GmbH, Schloß-Wolfsbrunnenweg 33, 69118 Heidelberg, Germany

- hereinafter referred to as “AGUTH” -

(4)	KfW, Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany

- hereinafter referred to as “KfW” -

(5)	tbg Technologie-Beteiligungs-Gesellschaft mbH, Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany

- hereinafter referred to as “tbg” -

(6)	SGR Sagittarius Holding AG, Brügglistrasse 2, 8852 Altendorf, Switzerland

- hereinafter referred to as “SGR” -

(7)	BioMed Invest I Ltd., Suite 7, Provident House, Havilland Street, St. Peter Port, Guernsey, GY1 2QE, Channel Islands

- hereinafter referred to as “BMI” -

(8)	OrbiMed Associates III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA

- hereinafter referred to as “OrbiMed Associates” -

(9)	OrbiMed Private Investments III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA

- hereinafter referred to as “OrbiMed Private Investments” -

(10)	LSP III Omni Investment Coöperatief U.A., Johannes Vermeerplein 9, 1071 DV Amsterdam, The Netherlands

- hereinafter referred to as “LSP” -

(11)	Novo Nordisk A/S, Novo Allé, 2880 Bagsværd, Denmark

- hereinafter referred to as “Novo Nordisk” -

(12)	Böhret Sehmsdorf Trust GmbH, Maxstr.8, 01067 Dresden, registered with the commercial register of Amtsgericht Dresden under HRB 38322

- hereinafter referred to as the “Trust GmbH” -

and

(13)	Böhret Semsdorf GmbH, Maxstraße 8, 01067 Dresden

- hereinafter referred to as “Trustee” -

The parties named under nos. (1) to (11) above are hereinafter also collectively referred to as the “Shareholders” and each individually as a “Shareholder”. The parties named under nos. (1) to (13) above are hereinafter also collectively referred to as the “Parties” and each individually as a “Party”.

PREAMBLE

(A)

The Shareholders are shareholders of Affimed N.V., Im Neuenheimer Feld 582, 69120 Heidelberg, Germany (hereinafter also referred to as the “Company”), and the Company in turn is the sole shareholder of Affimed GmbH, Heidelberg, Germany (hereinafter referred to as “Affimed GmbH”) which came into existence as a result of the conversion (formwechselnde Umwandlung) of the former Affimed Therapeutics AG, Heidelberg, Germany (hereinafter also referred to as the “Affimed AG”).

(B)

The Shareholders, Affimed AG and certain board members and consultants of Affimed AG (hereinafter referred to as the “Beneficiaries” and each a “Beneficiary”) had been parties to certain “carve out agreements” (hereinafter referred to as the “Original Carve Out Agreement”), which had been entered prior to the closing of the IPO of the Company on the Nasdaq Global Market and the reorganization of Affimed AG undertaken in connection therewith resulting in a transfer of all shares in Affimed AG to the Company, and by which the Shareholders had granted the Beneficiary a participation in their proceeds of an exit of their participation in Affimed AG or a holding company by way of trade sale, asset deal, merger, reverse take-over or IPO.

(C)

As a consequence of the closing of the IPO of the Company on the Nasdaq Global Market on 17 September 2014, the Beneficiaries became entitled to a payment claim against the Shareholders pursuant to the terms of the Original Carve Out Agreements.

(D)

In February 2015, each of the Shareholders entered into an individual “amended and restated carve out agreement” with each Beneficiary by which each of the Shareholders and each Beneficiary agreed to terminate the Original Carve Out Agreements for the future and to replace it with such individual “amended and restated carve out agreement” (hereinafter collectively referred to as the “Amended and Restated Carve Out Agreements” and each an “Amended and Restated Carve Out Agreement”).

(E)

Under the terms of the Amended and Restated Carve Out Agreements, the respective Shareholder has authorized the Company to deposit in trust with the Trustee the Trust Shares (as defined in the Amended and Restated Carve Out Agreements) for the purposes of the Trustee selling a certain fraction of the Trust Shares and forwarding the sales proceeds to the relevant tax and other authorities and/or to the Beneficiary, as applicable, and to instruct the Company to transfer on its books the remaining number of Trust Shares to the name of the Beneficiary, in each case in full discharge of the obligations of the respective Shareholder under the respective Amended and Restated Carve Out Agreement.

(F)

To this end, each Shareholder has entered into a “trust agreement” with the Trustee. The “trust agreements” all Shareholders have entered into (hereinafter collectively: the “Trust Agreements” and each a “Trust Agreement”) are listed comprehensively in Schedule (F).

(G)

In order to facilitate the administration of the Amended and Restated Carve Out Agreements as well as the settlement of claims under the Amended and Restated Carve Out Agreement, the Shareholders, the Trust GmbH and the Beneficiaries have agreed to transfer each of the Amended and Restated Carve Out Agreements from the respective Shareholders to the Trust GmbH.

NOW, THEREFORE, the Parties hereby enter into this “Transfer Agreement regarding the Trust Agreements with Böhret Sehmsdorf GmbH” (hereinafter referred to as “this Agreement”):

1.	DEFINITIONS

Capitalized terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Trust Agreements.

2.	TRANSFER OF THE TRUST AGREEMENTS

2.1

Each of the Shareholders hereby transfers, and the Trust GmbH hereby assumes with debt-discharging effect (im Wege der befreienden Schuldübernahme) for each of the Shareholders, the respective Shareholders’ legal position under the respective Trust Agreement and any and all rights and obligations of the respective Shareholder under each of the Trust Agreements.

2.2

As a precaution, the Trust GmbH hereby accedes to each of the Trust Agreements and to the respective Shareholder’s obligations thereunder as additional debtor (im Wege des Schuldbeitritts) on the side of the respective Shareholder.

2.3	The Trustee hereby consents to the transfer of each Shareholder’s obligations under the respective Trust Agreement.

3.	LIMITATION OF THE TRUST GMBH’S LIABILITY; INDEMNIFICATION OF THE TRUST GMBH AND OF TRUSTEE

3.1

The Parties agree that the Trust GmbH’s liability vis-à-vis the Trustee under each of the Trust Agreements, as transferred and amended pursuant to this Agreement, shall be, to the extent legally permissible, limited to the Trust Shares (or the value of the Trust Shares realized in accordance with the provisions of the Trust Agreements).

3.2

Each of the Shareholders hereby undertakes to indemnify and hold harmless the Trust GmbH from and against any financial obligations of the Trust GmbH under the respective Trust Agreement which cannot be fulfilled from the realization of the value of the Trust Shares in accordance with the provisions of the respective Trust Agreement.

3.3

Each of the Shareholders hereby undertakes to indemnify and hold harmless the Trustee from and against any obligations and claims in connection with the holding of the Trust Shares resulting from the due fulfilment of the Trust Agreement which cannot be fulfilled from the realization of the value of the Trust Shares in accordance with the provisions of the respective Trust Agreement. This expressly includes any remuneration of third party fees for domestic or foreign legal and tax advice in connection with the due fulfilment of the Trust Agreement.

4.	FINAL PROVISIONS

4.1

This Agreement shall become legally binding and effective as soon as it has been signed by all Parties (not necessarily on the same page) and the Trust GmbH has received the originals of the signed signature pages of all Parties. The Parties agree that the signing of the signature page to this Agreement and the delivery of the originals of the signed signature pages to the Trust GmbH shall be sufficient for purposes of entering into this Agreement, and each of the Parties other than the Trust GmbH waives the requirement of receipt of the respective signed signature pages of the other Parties pursuant to § 151 sentence 1 BGB. The Trust GmbH shall provide each Party with a pdf copy of all signed signature pages.

4.2

Any amendments and additions to this Agreement must be made in writing in order to be effective, to the extent that notarization is not required by applicable law. This shall also apply to a waiver of the written form requirement.

4.3

Each of the Parties shall bear its own costs, including fees and expenses, incurred in connection with the preparation, negotiation, execution and consummation of this Agreement or the transactions contemplated herein.

4.4

Should one or more provisions of this Agreement be or become invalid or unenforceable, this shall not affect the validity and enforceability of the remaining provisions of this Agreement. The same shall apply if the Agreement does not contain an essential provision. In place of the invalid or unenforceable provision, or to fill a contractual lacuna, such valid and enforceable provision shall apply which reflects as closely as possible the commercial intention of the Parties as regards the invalid, unenforceable or missing provision.

4.5

This Agreement shall be governed by the laws of the Federal Republic of Germany without regard to the conflicts of laws provisions thereof. To the extent that such an agreement is legally valid, the courts competent for Heidelberg, Germany shall have exclusive jurisdiction over this Agreement.

_________________, ________________ Place, Date	(Prof. Dr. Melvyn Little)

_________________, ________________ Place, Date	(Deutsches Krebsforschungszentrum)

_________________, ________________ Place, Date	(AGUTH Holding GmbH)

_________________, ________________ Place, Date	(KfW)

_________________, ________________ Place, Date	(tbg Technologie-Beteiligungs-Gesellschaft mbH)

_________________, ________________ Place, Date	(SGR Sagittarius Holding AG)

_________________, ________________ Place, Date	(BioMed Invest I Ltd.)

_________________, ________________ Place, Date	(OrbiMed Associates III, LP)

_________________, ________________ Place, Date	(OrbiMed Private Investments III, LP)

_________________, ________________ Place, Date	(LSP III Omni Investment Coöperatief U.A.)

_________________, ________________ Place, Date	(Novo Nordisk A/S)

_________________, ________________ Place, Date	(Böhret SehmsdorfTrust GmbH)

_________________, ________________ Place, Date	(Böhret Sehmsdorf GmbH)

Schedule (F)

Trust Agreements

Shareholder which/who is party to the respective Trust Agreement	Date of the respective Trust Agreement
Prof. Dr. Melvyn Little	16.2.2015
DKFZ	16.2.2015
AGUTH	16.2.2015
KfW	16.2.2015
tbg	16.2.2015
SGR	16.2.2015
BMI	16.2.2015
OrbiMed Associates	17.2.2015
OrbiMed Private Investments	17.2.2015
LSP	16.2.2015
Novo Nordisk	16.2.2015